Exhibit 99.4

AVAGO TECHNOLOGIES LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 6, 2014, Avago Technologies Limited (“Avago”) completed its previously announced acquisition of LSI Corporation (“LSI”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2013 (the “Merger Agreement”), by and among Avago, LSI and the other parties named therein (the “Merger”).

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Avago and LSI after giving effect to the Merger and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on May 4, 2014. The unaudited pro forma condensed combined statements of operations for the six months ended May 4, 2014 and the twelve months ended November 3, 2013 are presented as if the Merger had occurred on October 29, 2012.

As Avago has a fiscal year ending on the Sunday closest to October 31 and LSI has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Avago as of May 4, 2014 with the historical balances of LSI as of March 30, 2014, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Avago for the fiscal year ended November 3, 2013 and for the six months ended May 4, 2014 with the historical results of LSI for the twelve months ended December 31, 2013 and the six months ended March 30, 2014, respectively, plus pro forma adjustments.

Pursuant to the purchase method of accounting, the purchase price paid by Avago in connection with the Merger has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Avago’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ materially from the information presented.

The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor are they indicative of future operating results or financial position.

The unaudited pro forma condensed combined financial statements do not reflect:

•	the costs to integrate the operations of Avago and LSI;

•	any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger; or

•	the costs necessary to achieve any such cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (a) the accompanying notes to the unaudited pro forma condensed combined financial statements and (b) LSI’s historical consolidated financial statements and notes thereto filed herewith and Avago’s Annual Report on Form 10-K for the fiscal year ended November 3, 2013 and its Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2014 and other filings with the Securities and Exchange Commission.

AVAGO TECHNOLOGIES LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MAY 4, 2014

(In millions, except share amounts)

	Avago Historical May 4, 2014	LSI Historical March 30, 2014	Pro Forma Adjustments (Note 6)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,278	$642	$(1,064)	a	$856
Short term investments	—	241	—		241
Trade accounts receivable, net	319	251	—		570
Inventory	301	162	208	b	671
Assets held for sale	—	—	450	c	450
Other current assets	136	85	(31)	d	190

Total current assets	2,034	1,381	(437)		2,978
Property, plant and equipment, net	731	299	(36)	e	994
Goodwill	392	255	677	f	1,324
Intangible assets, net	441	337	3,528	g	4,306
Other long-term assets	73	127	520	h	720

Total assets	$3,671	$2,399	$4,252		$10,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274	$173	$—		$447
Employee compensation and benefits	86	112	—		198
Other current liabilities	56	169	195	i	420

Total current liabilities	416	454	195		1,065
Long-term liabilities:
Pension and post-retirement benefit obligations	—	324	132	j	456
Income taxes payable	—	64	23	o	87
Long-term debt	—	—	5,470	k	5,470
Other long-term liabilities	101	33	(105)	p	29

Total liabilities	517	875	5,715		7,107

Commitments and contingencies
Shareholders’ equity:
Ordinary shares	1,694	5,626	(5,522)	l	1,798
Retained earnings	1,467	(3,716)	3,673	m	1,424
Accumulated other comprehensive loss	(7)	(386)	386	n	(7)

Total shareholders’ equity	3,154	1,524	(1,463)		3,215

Total liabilities and shareholders’ equity	$3,671	$2,399	$4,252		$10,322

See accompanying notes to unaudited pro forma condensed combined financial statements.

AVAGO TECHNOLOGIES LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MAY 4, 2014

(In millions, except share amounts)

	Avago Historical Six Months Ended May 4, 2014	LSI Historical Six Months Ended March 30, 2014	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Net revenue	$1,410	$1,174	$(116)	A	$2,468
Cost of products sold:
Cost of products sold	673	572	(109)	B	1,136
Amortization of intangible assets	36	—	198	C	234
Restructuring charges	5	—	—		5

Total cost of products sold	714	572	89		1,375

Gross margin	696	602	(205)		1,093
Research and development	221	346	(58)	D	509
Selling, general and administrative	141	158	(49)	E	250
Amortization of intangible assets	15	—	115	C	130
Restructuring charges	20	33	(25)	F	28

Total operating expenses	397	537	(17)		917

Income from operations	299	65	(188)		176
Interest expense	(1)	—	(111)	G	(112)
Other income, net	—	6	—		6

Income/(loss) before income taxes	298	71	(299)		70
Provision for/(benefit from) income taxes	6	(7)	—	H	(1)

Income/(loss) from continuing operations	$292	$78	$(299)		$71

Income/(loss) from continuing operations per share:
Basic	$1.17				$0.28
Diluted	$1.14				$0.27

Weighted average shares:
Basic	250		—		250
Diluted	256		4		260

See accompanying notes to unaudited pro forma condensed combined financial statements.

AVAGO TECHNOLOGIES LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED NOVEMBER 3, 2013

(In millions, except share amounts)

	Avago Historical Year Ended November 3, 2013	LSI Historical Year Ended December 31, 2013	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Net revenue	$2,520	$2,370	$(232)	A	$4,658
Cost of products sold:
Cost of products sold	1,260	1,158	42	B	2,460
Amortization of intangible assets	61	—	388	C	449
Restructuring charges	1	—	—		1

Total cost of products sold	1,322	1,158	430		2,910

Gross margin	1,198	1,212	(662)		1,748
Research and development	398	692	(123)	D	967
Selling, general and administrative	222	344	(103)	E	463
Amortization of intangible assets	24	—	298	C	322
Restructuring charges	2	52	(29)	F	25

Total operating expenses	646	1,088	43		1,777

Income/(loss) from operations	552	124	(705)		(29)
Interest expense, net	(2)	—	(222)	G	(224)
Loss on extinguishment of debt	(1)	—	—		(1)
Other income, net	19	14	—		33

Income/(loss) before income taxes	568	138	(927)		(221)
Provision for income taxes	16	13	—	H	29

Income/(loss) from continuing operations	$552	$125	$(927)		$(250)

Income/(loss) from continuing operations per share:
Basic	$2.23				$(1.01)
Diluted	$2.19				$(1.01)

Weighted average shares:
Basic	247		—		247
Diluted	252		—		247

See accompanying notes to unaudited pro forma condensed combined financial statements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(All tabular dollar amounts in millions except per share amounts)

1. Description of Transaction

On May 6, 2014, Avago Technologies Limited (“Avago”) completed its previously announced acquisition of LSI Corporation (“LSI”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2013 (the “Merger Agreement”), by and among Avago, LSI and the other parties named therein (the “Merger”).

Pursuant to the Merger Agreement, the acquisition was structured as a merger of an indirect wholly-owned subsidiary of Avago with and into LSI, with LSI surviving the Merger and continuing as an indirect wholly-owned subsidiary of Avago. The aggregate consideration for the acquisition was approximately $6.5 billion in cash. Avago funded the transaction with proceeds from its private placement of $1 billion aggregate principal amount of its 2.0% Convertible Senior Notes due 2021, and $4.6 billion of variable rate term loans, maturing in 2021, as well as cash on hand of the combined company.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Avago and LSI after giving effect to the Merger using the purchase method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and applying the assumptions and adjustments described in these notes. The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on May 4, 2014. The unaudited pro forma condensed combined statements of operations for the six months ended May 4, 2014 and the twelve months ended November 3, 2013 are presented as if the Merger had occurred on October 29, 2012.

As Avago has a fiscal year ending on the Sunday closest to October 31 and LSI has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Avago as of May 4, 2014 with the historical balances of LSI as of March 30, 2014, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Avago for the fiscal year ended November 3, 2013 and for the six months ended May 4, 2014 with the historical results of LSI for the twelve months ended December 31, 2013 and the six months ended March 30, 2014, respectively, plus pro forma adjustments. The historical results of LSI for the twelve months ended December 31, 2013 and for the six months ended March 30, 2014 each include LSI’s historical results for the three months ended December 31, 2013. LSI reported revenues of $605 million and net income of $45 million for the three months ended December 31, 2013.

ASC Topic 820, Fair Value Measurement, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Avago may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Avago’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Pursuant to the purchase method of accounting, the purchase price has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Avago’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ materially from the information presented. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items. There were no significant intercompany transactions between Avago and LSI as of the dates and for the periods of these pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies and presentation adopted by Avago in conformity with U.S. generally accepted accounting principles. The accounting policies of LSI were not materially different from those of Avago. The unaudited pro forma condensed combined financial statements do not assume or give effect to any differences in accounting policies, as such differences were not material. For purposes of preparing the unaudited pro forma condensed combined financial statements, certain reclassifications have been made to the historical financial statements of Avago and LSI to conform to the combined presentation as described in Note 6 below.

The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor are they indicative of future operating results or financial position. The pro forma adjustments are directly attributable to the Merger and are factually supportable. In addition, the pro forma condensed combined statements of operations adjustments give effect to only those matters that are expected to have a continuing impact on the operating results of the combined company. The pro forma adjustments are based upon available information and certain assumptions that Avago believes are reasonable.

The unaudited pro forma condensed combined financial statements do not reflect:

•	the costs to integrate the operations of Avago and LSI;

•	any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger; or

•	the costs necessary to achieve any such cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (a) the accompanying notes to the unaudited pro forma condensed combined financial statements and (b) LSI’s historical consolidated financial statements and notes thereto filed herewith and Avago’s Annual Report on Form 10-K for the fiscal year ended November 3, 2013 and its Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2014 and other filings with the Securities and Exchange Commission.

3. Preliminary Estimated Acquisition Consideration

The preliminary fair value of consideration transferred to acquire LSI was approximately $6,516 million and consisted of the following:

Cash consideration to LSI’s shareholders	$6,496
Preliminary fair value of partially vested employee stock options and equity awards	20

Total preliminary estimated acquisition consideration	$6,516

Cash Consideration:

Avago funded the transaction with the net proceeds from the private placement of $1 billion aggregate principal amount of its 2.0% Convertible Senior Notes due 2021, $4.6 billion of variable rate term loans maturing in 2021, each discussed in more detail below, as well as cash on hand of the combined company.

Convertible Senior Notes:

On May 6, 2014, Avago completed the previously announced private placement of $1 billion aggregate principal amount of its 2.0% Convertible Senior Notes due 2021 (the “Notes”) to investment funds affiliated with Silver Lake Partners, all of the proceeds of which were used to fund the Merger.

The Notes will mature on August 15, 2021, unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Notes will pay interest semi-annually at a rate of 2.0% per year. Subject to any limitations set forth in an Indenture, dated May 6, 2014, between Avago and U.S. Bank National Association, as trustee (the “Indenture”), the Notes will be convertible at any time until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, the Notes may be settled in Avago’s ordinary shares, cash or a combination of cash and ordinary shares, at Avago’s option. The Notes will be convertible at an initial conversion rate of 20.8160 ordinary shares per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $48.04 per ordinary share, and is subject to adjustment under the terms of the Notes. Holders of the Notes will have the right to require Avago to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), Avago may be required to increase the conversion rate applicable in connection with such make-whole fundamental change. Beginning May 6, 2019, Avago may, at its option, redeem the Notes in whole or in part based on conditions related to the trading price of its ordinary shares at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest.

As a result of the above described features of the Notes, we have reflected $916 million as long-term debt and $84 million as an equity instrument which reflects the estimated fair value of the conversion option in the accompanying pro forma condensed combined balance sheet. The implied discount of $84 million will be accreted over the term of the Notes using the effective interest method.

Term Loans:

On May 6, 2014, certain subsidiaries of Avago and a group of lenders entered into a Credit Agreement (the “2014 Credit Agreement”), that, among other things, provides for variable rate term loans (“Term Loans”) in aggregate principal amount of $4.6 billion, with a term of 7 years. Avago received net proceeds from the Term Loans of approximately $4.5 billion after payment of transaction costs associated with the 2014 Credit Agreement. The transaction costs are accounted for as debt issuance costs which will be deferred and amortized as a component of interest expense over the term of the 2014 Credit Agreement using the effective interest method.

LSI stock options and equity awards assumed:

In connection with the LSI acquisition, Avago assumed unvested, in-the-money stock options and unvested restricted stock units (“RSUs”) originally granted by LSI and converted them into Avago stock options and RSUs. Avago included $20 million, representing the portion of the fair value of the assumed LSI unvested equity awards associated with service rendered through the date of the Merger, as a component of the total preliminary estimated acquisition consideration. As of May 4, 2014, the total unrecognized stock-based compensation expense, net of estimated forfeitures, was $43 million, which is expected to be recognized over the remaining weighted average service period of 2.5 years.

4. Preliminary Estimated Purchase Price Allocation

The following table summarizes the preliminary estimated fair value of tangible and intangible assets acquired and liabilities assumed as of the date of Merger:

Allocated to:
Cash and cash equivalents	$642
Short term investments	241
Trade accounts receivable	251
Inventory	370
Other current assets	74
Assets held for sale	450
Property, plant and equipment	263
Goodwill	932
Intangible assets	3,865
Other long-term assets	530
Accounts payable	(173)
Employee compensation and benefits	(112)
Other current liabilities	(338)
Pension and post-retirement benefit obligations	(405)
Income taxes payable	(64)
Other long-term liabilities	(10)

Fair value of net assets acquired	$6,516

The goodwill is primarily attributable to the assembled workforce of LSI and synergies and economies of scale expected from combining the operations of Avago and LSI. Because the Merger was structured as a stock acquisition for income tax purposes, none of the asset step-up or asset recognition required by purchase accounting, including the goodwill described above, is deductible for tax purposes.

The following table summarizes the estimated fair value of the intangible assets acquired and their estimated useful lives as of the date of Merger:

	Estimated Fair Value	Estimated Useful Life
Purchased technology	$1,961	11
Customer relationships	1,415	8
Trade names	178	11
Order backlog	106	2
Patent licensing	11	8
Net in place lease	2	3
In-process research and development	192

	$3,865

The preliminary estimates of fair value and useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

5. Pending Sale of LSI’s Flash Components Division and Accelerated Solutions Division

On May 29, 2014, LSI entered into an Asset Purchase Agreement with Seagate Technology LLC (“Seagate”), a subsidiary of Seagate Technology plc, pursuant to which LSI has agreed to sell its Flash Components Division (“FCD”) and Accelerated Solutions Division (“ASD”) to Seagate for $450 million in cash. The transaction is presently expected to close in the third calendar quarter of 2014 and will be reflected as discontinued operations in Avago’s results of operations.

The fair value of FCD and ASD assets was reported as assets held for sale in the accompanying pro forma condensed combined balance sheet. In addition, we have eliminated the operating results of FCD and ASD from the accompanying pro forma condensed combined statements of operations, as detailed in Note 6 below.

6. Preliminary Pro Forma Financial Statement Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

Unaudited Pro Forma Condensed Combined Balance Sheet

Conforming Reclassifications:

The following reclassifications have been made in the presentation of Avago’s historical financial statements to conform to the combined presentation:

•	$51 million reclassified from other long-term liabilities to pension and post-retirement benefit obligations as of May 4, 2014.

•	$23 million reclassified from other long-term liabilities to income taxes payable as of May 4, 2014.

Pro forma Adjustments:

a.	Cash – The components of pro forma adjustment to reflect Avago’s funding and use of cash to purchase LSI are as follows:

Cash proceeds from Term Loans, net of debt issuance costs	$4,483
Cash proceeds from Notes	1,000
Cash used to purchase outstanding shares of LSI	(6,496)
Cash paid for estimated transaction expenses	(51)

$(1,064)

The estimated transaction expenses of $51 million represent estimated direct external acquisition expenses which were not reflected in the historical financial statements presented. No adjustment was made to the pro forma combined statement of operations for this $51 million which is consistent with the requirement for preparation of pro forma financial statements. A significant portion of this $51 million was incurred and paid upon the completion of the Merger on May 6, 2014.

b.	Inventory – The components of this adjustment are as follows:

Adjustment for step-up in fair value of inventory acquired from LSI	$245
Eliminate the book value of inventories related to FCD and ASD divisions	(37)

$208

c.	To reflect estimated fair value of tangible and intangible assets for FCD and ASD divisions which is classified as held for sale on the date of the Merger.

d.	Historically, LSI had sustained losses from its U.S. operations and, as a result, has maintained a full valuation allowance against U.S. net deferred tax assets. Valuation allowances reduce the deferred tax assets to the amount that, based upon all available evidence, is more likely than not to be realized. The deferred tax assets’ valuation allowance is primarily attributable to U.S. tax credit carryovers and net operating loss carryovers that could not be benefited under existing carry-back rules. Avago has recorded a deferred tax liability related to the intangible assets acquired as part of the LSI acquisition. For purposes of these unaudited pro forma condensed combined financial statements, the deferred tax liability is being used as a source of income to recognize the deferred tax asset on LSI’s historical financial statements. As a result, these unaudited pro forma condensed combined financial statements show the realization of the deferred tax asset. This assessment is preliminary and subject to change.

e.	Property, plant and equipment, net – The components of this adjustment are as follows:

Adjustment for step-up in fair value of fixed assets acquired from LSI	$(21)
Eliminate the book value of property, plant and equipment related to FCD and ASD divisions	(15)

$(36)

f.	To record goodwill associated with the LSI acquisition.

g.	Intangible assets – The components of this adjustment are as follows:

Estimated fair value of intangible assets acquired from LSI	$3,865
Elimination of LSI’s existing intangible assets	(225)
Eliminate the book value of intangible assets related to FCD and ASD divisions	(112)

$3,528

h.	Other long-term assets – The components of this adjustment are as follows:

Estimated debt issuance costs capitalized related to debt issued to finance acquisition consideration	$117
Adjustment to other long-term assets	140
Deferred tax adjustments (see d. above)	263

$ 520

i.	Other current liabilities – The components of this adjustment are as follows:

Adjustment of LSI’s deferred revenue to estimated fair value	$(26)
Current portion of Term Loans	46
Deferred tax adjustments (see d. above)	175

$195

j.	Pension and post-retirement benefit obligations - The components of this adjustment are as follows:

Adjust LSI’s net pension liabilities to estimated fair value	$81
Conforming reclassifications	51

$132

k.	To reflect long-term debt issued to finance the acquisition consideration.

l.	Ordinary shares – The components of this adjustment are as follows:

Eliminate LSI’s equity	$(5,626)
Estimated fair value of partially vested equity awards	20
Estimated fair value of the conversion feature of Convertible Senior Notes	84

$(5,522)

m.	Retained earnings - The components of this adjustment are as follows:

Eliminate LSI’s retained earnings	$3,716
Estimated transaction expenses, net of tax	(43)

$3,673

The estimated transaction expenses, net of tax of $43 million reflect estimated future direct external acquisition expenses which were not reflected in the historical financial statements presented.

n.	To eliminate LSI’s accumulated other comprehensive loss.

o.	$23 million represents the conforming reclassification, as described above.

LSI has recorded provisions for uncertain tax positions. Income taxes continue to be accounted for under the guidance of ASC Topic 740, Accounting for Income Taxes, which includes accounting for uncertainty in income taxes. Avago has not identified any basis for modifying LSI’s application of this guidance. Therefore, for the purpose of these unaudited pro forma condensed combined financial statements, Avago has not adjusted the LSI recorded book values for uncertain tax positions. This assessment is preliminary and subject to change.

p.	Other long-term liabilities - The components of this adjustment are as follows:

Deferred tax adjustments (see d. above)	$(31)
Conforming reclassifications	(74)

$(105)

Unaudited Pro Forma Condensed Combined Statements of Operations

Conforming Reclassifications:

The following reclassifications have been made in the presentation of LSI’s historical financial statements to conform to the combined presentation:

•	$41 million and $79 million of amortization of intangible assets presented separately within cost of products sold for the six months ended May 4, 2014 and the fiscal year ended November 3, 2013, respectively.

•	$5 million reclassified from restructuring charges to cost of products sold for both the six months ended May 4, 2014 and the fiscal year ended November 3, 2013.

•	$19 million and $40 million of amortization of intangible assets presented separately within operating expenses for the six months ended May 4, 2014 and the fiscal year ended November 3, 2013, respectively.

•	$16 million and $24 million reclassified from restructuring charges to selling, general and administrative expenses for the six months ended May 4, 2014 and the fiscal year ended November 3, 2013, respectively.

Pro forma Adjustments:

A.	To eliminate revenue from LSI’s FCD and ASD divisions of $116 million and $232 million for the six months ended May 4, 2014 and the fiscal year ended November 3, 2013, respectively, which are classified as held for sale.

B.	Cost of products sold – The components of this adjustment are as follows:

	Six Months Ended May 4, 2014	Year Ended November 3, 2013
Amortization of step-up in fair value of inventory acquired from LSI	$—	$245
Eliminate cost of products sold for FCD and ASD	(73)	(126)
Conforming reclassifications	(36)	(74)
Adjustment to depreciation expense	2	(1)
Adjustment to share-based compensation expense	(2)	(2)

	$(109)	$42

C.	Amortization of intangible assets – The components of this adjustment are as follows:

Cost of products sold:

	Six Months Ended May 4, 2014	Year Ended November 3, 2013
Adjustment to amortization of intangible assets	$157	$309
Conforming reclassifications	41	79

	$198	$388

Operating expenses:

	Six Months Ended May 4, 2014	Year Ended November 3, 2013
Adjustment to amortization of intangible assets	$96	$258
Conforming reclassifications	19	40

	$115	$298

Pro forma amortization expense is based on a preliminary estimated useful life of 2 to 11 years based on the economic benefit as calculated using future projected cash flows.

D.	Research and development – The components of this adjustment are as follows:

	Six Months Ended May 4, 2014	Year Ended November 3, 2013
Eliminate research and development expense for FCD and ASD	$(59)	$(108)
Adjustment to depreciation expense	11	(9)
Adjustment to share-based compensation expense	(10)	(6)

	$(58)	$(123)

E.	Selling, general and administrative – The components of this adjustment are as follows:

	Six Months Ended May 4, 2014	Year Ended November 3, 2013
Eliminate selling, general and administrative expense for FCD and ASD	$(27)	$(55)
Eliminate transaction expenses reflected in historical financial statements	(23)	(8)
Conforming reclassifications	(3)	(16)
Adjustment to depreciation expense	16	(8)
Adjustment to share-based compensation expense	(12)	(16)

	$(49)	$(103)

F.	To reflect conforming reclassifications as described above and elimination of historical restructuring charges related to the Merger.

G.	To reflect an increase in interest expense of $111 million and $222 million for the six months ended May 4, 2014 and for the fiscal year ended November 3, 2013, respectively, resulting from the issuance of debt to finance the purchase price.

H.	No income tax effect has been provided for the pro forma adjustments to income/(loss) before income taxes. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

7. Pro Forma Combined Net Income/(Loss) per Share

The pro forma basic and diluted net income/(loss) per share presented in our unaudited pro forma condensed combined statement of operations is computed based on the weighted-average number of shares outstanding.

	Six Months Ended May 4, 2014	Year Ended November 3, 2013
Net income attributable to Avago shareholders, basic and diluted as reported	$292	$552
Net loss attributable to LSI shareholders and other pro forma adjustments	(221)	(802)

Net income/(loss) attributable to parent entity shareholders, basic and diluted as combined	$71	$(250)

Pro forma weighted average shares outstanding, basic	250	247
Net effect of dilutive equity awards	10	—

Pro forma weighted average shares outstanding, diluted	260	247

Pro forma net income/(loss) per share:
Basic	$0.28	$(1.01)
Diluted	0.27	(1.01)